EXHIBIT N

ANCORA TRUST

SECOND AMENDED MULTIPLE CLASS PLAN

This Second Amended Multiple Class Plan (“Plan”) is adopted by Ancora Trust (the “Trust”), an Ohio business trust, with respect to the classes of shares of each of the portfolio series of the Trust set forth in Exhibit A hereto.

1.

Purpose.

This Plan is adopted pursuant to Rule 18f-3 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), in connection with the issuance by the Trust of more than one class of shares of any or all of the separate series of the Trust.

2.

Separate Arrangements/Class Differences.

The Trust has established, and may subsequently establish, one or more portfolio series (each, a “Fund” and collectively, the “Funds”).  The Funds may offer shares of those classes designated as “Class C”, “Class I” and “Class S” as provided in Exhibit A hereto (each, a “Class” and collectively, the “Classes”).

Each Class of shares of beneficial interest in a Fund (the “Shares”) represents an interest in the same portfolio of investments of the Fund and will be identical in all respects; except that they will differ solely with respect to: (i) arrangements for shareholder services as provided in paragraph 3, below, arrangements for the distribution of Shares as provided in paragraph 3 below, or both; (ii) the exclusive right of a Class to vote on certain matters relating to the Distribution and Shareholder Servicing Plan adopted by the Trust with respect to such Class; (iii) such differences relating to purchase minimums as may be set forth in the prospectus and statement of additional information of the Funds, as the same may be amended or supplemented from time to time (the “Prospectus” and “SAI”); and (iv) the designation of each Class.

3.

Shareholder Services and Distribution.

Each Class of Shares of a Fund shall have a different arrangement for shareholder services or the distribution of Shares, or both, as follows:

(a)

No Class C Shares, Class I or Class S Shares of any Fund is subject to a sales charge at the time of purchase or upon redemption.

(b)

Class C Shares of Ancora Income Fund shall be subject to an annual distribution fee of 0.25% of the net assets of the Fund allocable to such Class of Shares.  Class C Shares of each other Fund shall be subject to an annual distribution fee of 0.50% of the net assets of the Fund allocable to such Class of Shares.

(c)

Class C Shares of each Fund shall be subject to a shareholder servicing fee of up to 0.25% of the net assets of the Fund allocable to such Class of Shares.

(d)

Class I Shares and Class S Shares of each Fund shall not be subject to a distribution fee or shareholder servicing fee.

4.

Expense Allocations.

Expenses of the Funds shall be allocated as follows:

(a)

Class Expenses.  Expenses relating to different arrangements for shareholder services or the distribution of Shares, or both, shall be allocated to and paid by that Class.  A Class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of a Fund’s assets, if such expenses are actually incurred in a different amount by that Class, or if the Class receives services of a different kind or to a different degree than other Classes.

(b)

Other Allocations.  All expenses of a Fund not allocated to a particular Class as provided above shall be allocated to each Class on the basis of the net asset value of that Class in relation to the net asset value of the Fund.  Notwithstanding the foregoing, the underwriter, advisor, or other provider of services to a Fund may waive or reimburse the expenses of a specific Class or Classes to the extent permitted under Rule 18f-3 under the 1940 Act; provided, however, that the Board of Trustees shall monitor the use of such waivers or reimbursements intended to differ by Class.

5.

Effectiveness.

This Plan shall become effective with respect to each Class, (i) to the extent required by the Rule, after approval by a majority vote of:  (a) the Board of Trustees;  and (b) the members of the Board of Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan; and/or (ii) upon execution of an exhibit adopting this Plan with respect to such Class.

6.

Amendment.

This Plan may be amended at any time, with respect to any Class, by a majority vote of:  (i) the Board of Trustees; and (ii) the members of the Board of Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of this Plan.

Amended as of August __, 2014

Exhibit A

Fund	Classes
Ancora Income Fund	Class C Class I Class S
Ancora Equity Fund	Class C Class I Class S
Ancora/Thelen Small-Mid Cap Fund	Class C Class I Class S
Ancora MicroCap Fund	Class C Class I Class S
Ancora Special Opportunity Fund	Class C Class I Class S